Exhibit (h)(60)

PARTICIPATION AGREEMENT

Among

JOHN HANCOCK VARIABLE INSURANCE TRUST,

JOHN HANCOCK DISTRIBUTORS LLC,

and

TIAA-CREF LIFE INSURANCE COMPANY

THIS AGREEMENT, made and entered into as of this 2nd day of December, 2014 by and among TIAA-CREF Life Insurance Company (hereinafter, the “Company”), a New York insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the “Account”), John Hancock Variable Insurance Trust (hereinafter the “Trust”), a Massachusetts business trust, and John Hancock Distributors, LLC (hereinafter the “Underwriter”), a Delaware limited liability company.

WHEREAS, the Trust engages in business as an open-end management investment company and is or will be available to act as the investment vehicle for separate accounts established for variable life insurance and variable annuity contracts (the “Variable Insurance Products”) to be offered by insurance companies which have entered into participation agreements with the Trust and Underwriter (hereinafter “Participating Insurance Companies”); and

WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each designated a “Fund” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Trust has obtained an order from the Securities and Exchange Commission (“SEC”) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a). 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T) (b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the “Shared Funding Exemptive Order”); and

WHEREAS, the Trust is registered as an open-end management investment company under the 1940 Act and shares of the Funds are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, John Hancock Investment Management Services, LLC (the “Adviser”) is the investment adviser to the Trust and is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

WHEREAS, the Company has issued or will issue certain variable life insurance or variable annuity contracts (including any certificates thereunder) supported wholly or partially by the Account (the “Contracts”), and said Contracts are listed in Schedule A hereto as it may be amended from time to time by mutual written agreement; and

WHEREAS, the Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts; and

WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act or will not register the Account in proper reliance upon an exclusion from registration under the 1940 Act; and

WHEREAS, the Underwriter is registered as a broker dealer with the SEC under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (hereinafter “FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Funds listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Designated Funds”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Trust and the Underwriter agree as follows:

ARTICLE 1. Sale of Trust Shares

1.1 The Underwriter agrees to sell to the Company those shares of the Designated Funds which the Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the order for the shares of the Designated Funds.

1.2 The Trust agrees to make shares of the Designated Funds available for purchase at the applicable net asset value per share by the Company and the Account on those days on which the Trust calculates its net asset value pursuant to the 1940 Act and the rules thereunder, and the Trust shall calculate such net asset value on each day which the New York Stock Exchange is open for trading unless otherwise permitted by law and in accordance with the Trust’s prospectus. Notwithstanding the foregoing, the Board of Trustees of the Trust (hereinafter the “Board”) may refuse to sell shares of any Designated Fund to any person, or suspend or terminate the offering of shares of any Designated Fund if such action is required by law or by regulatory authorities having jurisdiction, or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Designated Fund.

1.3 The Trust and the Underwriter agree that shares of the Trust will be sold only to Participating Insurance Companies and their separate accounts and other purchasers of the kind specified in Treas. Reg. Section 1.8l7-5(f)(3) (or any successor provision). No shares of any Designated Funds will be sold to the general public. The Trust and the Underwriter will not sell Trust shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles I. III and VII of this Agreement is in effect to govern such sales.

1.4 The Trust agrees to redeem, on the Company’s request, any full or fractional shares of the Designated Funds held by the Company, executing such requests on those days on which the Trust calculates its net asset value pursuant to the 1940 Act and the rules thereunder and in accordance with the Trust’s prospectus at the net asset value next computed after receipt by the Trust or its designee of the request for redemption, except that the Trust reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder, and in accordance with the procedures and policies of the Trust as described in the then current prospectus.

1.5 The Trust hereby appoints the Company as an agent of the Trust for the limited purpose of receipt of purchase and redemption orders on behalf of the Account for shares of those Designated Funds made available hereunder, and receipt by such agent shall constitute receipt by the Trust; provided that the Company receives the order by 4:00 p.m. Eastern time and the Trust receives notice of such order by 7:30 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the 1940 Act and the rules thereunder.

1.6 The Company agrees to purchase and redeem the shares of each Designated Fund offered by the then current prospectus of the Trust and in accordance with the provisions of such prospectus and in accordance with any procedures of the Trust, the Underwriter or the Trust’s transfer agent may establish from time to time governing purchases and redemptions of shares of the Trust.

1.7 The Company shall pay for Trust shares one Business Day after receipt of an order to purchase Trust shares is made in accordance with the provisions of Section 1.5 hereof. Payment shall be in federal funds transmitted by wire to the Trust’s custodian by 3:00 p.m. Eastern time (unless the Trust determines and so advises the Company that sufficient proceeds are available from redemption of shares of other Designated Funds effected pursuant to redemption requests tendered by the Company on behalf of the Account, or unless the Trust otherwise determines and so advises the Company to delay the date of payment, to the extent the Trust may do so under the 1940 Act). If payment in federal funds for any purchase is not received or is received by the Trust after 3:00 p.m. Eastern time on such Business Day, the Company shall promptly, upon the Trust’s request, reimburse the Trust for any charges, costs, fees, interest or other expenses incurred by the Trust in connection with any advances to, or borrowings or overdrafts by, the Trust, or any similar expenses incurred by the Trust, as a result of portfolio transactions effected by the Trust based upon such purchase request. For purposes of Section 2.8 and 2.9 hereof, upon receipt by the Trust of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Trust. The Trust shall make payment for such shares in the manner established from time to time by the Trust. Payment of redemption proceeds will be paid to the Company on behalf of its Account in federal funds transmitted by wire by 3:00 p.m. on the next Business Day after receipt by the Trust of a request for redemption in good order, (unless redemption proceeds are to be applied to the purchase of shares of other Designated Funds in accordance with this Section 1.7). Upon receipt by the Company of the payment, such funds shall cease to be the responsibility of the Trust and shall become the responsibility of the Company.

1.8 Issuance and transfer of the Trust’s shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Trust will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.9 The Trust shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Designated Funds’ shares. The Company hereby elects to receive all such income, dividends, and capital gain distributions as are payable on Designated Fund shares in additional shares of that Fund at the ex-dividend date net asset values. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.10 The Trust shall make the net asset value per share for each Designated Fund available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time each Business Day. If the net asset value is materially incorrect through no fault of the Company, the Company on behalf of each Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value in accordance with Trust procedures and the Trust shall bear the cost of correcting such errors, pursuant to Schedule C. Any material error in the calculation or reporting of the net asset value, dividends, or capital gain information shall be reported to the Company immediately upon discovery.

1.11 The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Trust’s shares may be sold to other insurance companies and other purchasers of the kind specified in Treas. Reg. Section 1.817-5(f)(3) (or any successor provision) (subject to Section 1.3 and Article VI hereof) and the cash value of the Contracts may be invested in other investment companies.

1.12 Pursuant to Rule 22c-2 under the 1940 Act, on behalf of the Trust, the Underwriter and the Company agree to comply with the terms included in the attached Schedule B as of the effective date of this Agreement.

1.13 The Company has received a copy of the Shared Funding Exemptive Order and agrees to perform the obligations under the Order that are applicable to Participating Insurance Companies.

1.14 The Trust may refuse to sell shares of any Designated Fund to the Company and any Account on any Business Day if as a result of such a sale the Company and its Accounts would own of record or beneficially forty-nine percent (49%) or more of the outstanding voting securities of a Designated Fund. The Trust shall use commercially reasonable efforts to provide written notice to the Company on the first Business Day that the Company and its Accounts own of record or beneficially forty percent (40%) or more of the outstanding voting securities of a Designated Fund.

ARTICLE II. Representations and Warranties

2.1 The Company represents and warrants that the Contracts are or will be registered under the 1933 Act or that the Contracts are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under the New York insurance laws and has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts or that it has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

2.2 The Trust represents and warrants that Trust shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the state of New York and all applicable federal and state securities laws and that the Trust is and shall remain registered under the 1940 Act. The Trust shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust or the Underwriter.

2.3 To the extent that the Trust decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Trust will undertake to have the Board, a majority of whom are not interested persons of the Trust, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

2.4 The Trust makes no representations as to whether any aspect of its operations, including but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states, except that the Trust represents that the Trust’s investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the state of New York to the extent required to perform this Agreement.

2.5 The Trust represents that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act and any regulations thereunder.

2.6 The Underwriter represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer with the SEC and will remain duly registered under all applicable federal and state securities laws. The Underwriter further represents and warrants that it serves as principal underwriter/distributor of the Trust and that it will sell and distribute the Trust shares in accordance with any applicable state and federal securities laws.

2.7 The Underwriter represents and warrants that the Adviser is and shall remain duly registered under all applicable federal and state securities laws and that the Adviser shall perform its obligations for the Trust in compliance in all material respects with any applicable state and federal securities laws.

2.8 The Trust and the Underwriter represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Trust are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage as required currently by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9 The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Trust are covered by a blanket fidelity bond or similar coverage in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees that any amounts received under such bond in connection with claims that arise from the arrangements described in this Agreement will be held by the Company for the benefit of the Trust. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Trust and the Underwriter in the event that such coverage no longer applies. The Company agrees to exercise its best efforts to ensure that other individuals/entities not employed or controlled by the Company and dealing with the money and/or securities of the Trust maintain a similar bond or coverage in a reasonable amount.

2.10 The Trust represents and warrants that the Trust is and shall maintain compliance with Rule 38a-l under the 1940 Act.

2.11 The Company represents and warrants that it will not, without the prior written consent of the Trust, purchase shares of the Trust with Account assets derived from the sale of Contracts to individuals or entities which would cause the investment policies of any Designated Fund to be subject to any limitations not in the Trust’s then current prospectus or statement of additional information with respect to any Designated Fund.

2.12 The Company shall not, without prior notice to the Trust and Distributor (unless required by applicable law):

a. take any action to operate an Account as a management investment company under the 1940 Act;

b. induce Contract owners to change or modify a Designated Fund or change a Designated Fund’s distributor or investment adviser.

c. induce Contract owners to vote on any matter submitted for consideration by the shareholders of a Designated Fund in a manner other than as recommended by the Board of Trustees of that Fund.

ARTICLE III. Prospectuses, Statements of Additional Information, and Proxy Statements: Voting

3.1 At least annually (or in the case of a prospectus supplement, when that supplement is issued), the Trust, through the Underwriter, shall provide the Company with as many copies of the Trust’s current prospectus (describing only the Designated Funds listed on Schedule A) and any supplements thereto as the Company may reasonably request, at the Trust’s expense, to distribute to existing Contract owners (including at the time of Contract fulfillment and confirmation). At the Company’s request, the Trust, through the Underwriter, shall provide the Company (at the Company’s expense) with as many copies of the Trust’s current prospectus (describing only the Designated Funds listed on Schedule A) and any supplements thereto as the Company may reasonably request for distribution to prospective purchasers of Contracts. The Trust will provide the copies of said prospectus and supplements to the Company or to its mailing agent. If requested by the Company in lieu thereof, the Trust shall provide such documentation (including a final copy of the new prospectus as set in type or on a diskette, at the Trust’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Trust is amended) to have the prospectus (which shall include an offering memorandum, if any) for the Contracts, and the Trust’s prospectus printed together in one document (such printing for existing Contract owners to be at the Trust’s expense). With respect to any Trust prospectus to be printed for existing Contract owners together with the prospectus(es) for other investment vehicles funding the Account, the Trust agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Trust’s prospectus bears to the total number of pages in the document. The Trust will, upon request, provide the Company with a copy of the Trust’s prospectus through electronic means to facilitate the Company’s efforts to provide Trust prospectuses via electronic delivery. Company shall update its website with the most recent version of a Trust’s prospectus no earlier than the date of such prospectus or supplement and shall remove from its website any earlier copies of the Trust’s prospectus or supplement no later than the time for which the effectiveness of such prospectus expires. The Company assumes sole responsibility for ensuring the timely delivery of, and agrees to deliver to Contract owners on a timely basis and to the extent required by applicable law, the Trust’s then-current prospectus for the Designated Funds and any supplements thereto.

3.2 The Trust’s prospectus shall state that the current Statement of Additional Information (“SAI”) for the Trust is available from the Company (or, in the Trust’s discretion, from the Trust), and the Underwriter (or the Trust), at its expense, shall print, or otherwise reproduce, and provide sufficient copies of such SAI and any supplements thereto free of charge to the Company for itself, and for any owner of a Contract who requests such SAI. The Trust will provide the Company with as many copies of the SAI and any supplements thereto as the Company may reasonably request for distribution, at the Company’s expense, to prospective Contract owners. The Company shall send a SAI to any existing or prospective Contract owner within 3 business days of the receipt of a request.

3.3 The Trust, at its expense, shall provide the Company with copies of its proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners invested in the Trust. The Company will distribute this proxy material, reports and other communications to existing Contract owners. The Underwriter, at its expense, shall provide the Company with copies of the Trust’s annual and semi-annual reports to shareholders in such quantity as the Company shall reasonably request for use in connection with offering the Contracts issued by the Company. If requested by the Company in lieu thereof, the Underwriter shall provide such documentation (which may include a final copy of the Trust’s annual and semi-annual reports as set in type or on diskette, at the Trust’s expense) and other assistance as is reasonably necessary in order for the Company to print such shareholder communications for distribution to Contract owners (such printing for existing Contract owners to be at the Trust’s expense). With respect to any Trust communication to be printed for existing Contract owners together with communications for other investment vehicles funding the Account, the Trust agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Trust’s communication bears to the total number of pages in the document.

3.4 The Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Trust shares in accordance with instructions received from Contract owners; and

(iii)	vote Trust shares for which no timely instructions have been received in the same proportion as Trust shares of such Designated Fund for which instructions have been received.

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law.

3.5 Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in a Designated Fund calculates voting privileges as required by the Shared Funding Exemptive Order and consistent with any reasonable standards that the Trust may adopt and provide in writing.

3.6 The Trust will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Trust will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Trust is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Trust will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV. Sales Material and Information

4.1 Company shall furnish, or shall cause to be furnished, to the Underwriter, each piece of Sales Literature or Other Promotional Materials that the Company or persons under its authorization or control develops or uses and in which (a) a trademark of Underwriter appears or is shown or (b) a Trust (or a Designated Fund thereof) or the Adviser or the Underwriter is named, at least ten calendar days prior to its use. No such material shall be used by Company if the Underwriter reasonably objects to such use within ten calendar days after receipt of such material. Underwriter reserves the right to reasonably object to the continued use of such material, and no such material shall be used by Company if the Underwriter so objects. All such use by Company or persons under its authorization or control of such material shall be in accordance with Underwriter’s reasonable policies regarding advertising and trademark use. Underwriter, in its sole discretion from time to time, may change the appearance and/or style of its trademarks. Company acknowledges and agrees that (i) Underwriter has the rights to license its trademarks, (ii) Company has no rights, title or interest in or to Underwriter’s trademarks, (iii) Underwriter acknowledges that from time to time, Company may include the names of the Underwriter, Adviser and Trust as well as Underwriter’s trademarks in Sales Literature or Other Promotional Materials subject to the requirements set out above and (iv) all use of such trademarks by Company shall inure to the benefit of Underwriter. Company shall not apply for registration of a trademark that is confusingly similar or identical to any of Underwriter’s trademarks anywhere in the world. Upon the expiration or termination of this Agreement. Company shall cease using the trademarks of Underwriter except as the parties may agree in writing.

4.2 The Company and its affiliates shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Trust shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in Sales Literature or Other Promotional Materials approved by the Trust or its designee or by the Underwriter, except with the permission of the Trust or the Underwriter or the designee of either.

4.3 The Trust, Underwriter, or its designee shall furnish, or shall cause to be furnished, to the Company, each piece of Sales Literature or Other Promotional Materials in which the Company, and/or its Account, is named at least ten calendar days prior to its use. No such material shall be used if the Company reasonably objects to such use within ten calendar days after receipt of such material. The Company reserves the right to reasonably object to the continued use of such material and no such material shall be used if the Company so objects.

4.4. The Trust and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus, or SAI for the Contracts, as such registration statement, prospectus or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in Sales Literature or Other Promotional Materials approved by the Company or its designee, except with the permission of the Company.

4.5 The Trust will provide to the Company at least one complete copy of all registration statements, prospectuses, SAls, reports, proxy statements, Sales Literature and Other

Promotional Materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Trust or its shares, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.6 The Company will provide to the Trust at least one complete copy of all registration statements, prospectuses, SAls, reports, solicitations for voting instructions. Sales Literature and Other Promotional Materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.7 For purposes of this Article IV, the phrase “Sales Literature and Other Promotional Materials” includes, but is not limited to. any of the following that refer to the Trust or any affiliate of the Trust: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses. SAls, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Trust.

4.8 The Trust and Underwriter will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Fund, and of any material change in the Trust’s registration statement (other than changes that take place at the time of the annual prospectus update), particularly any change resulting in a change to the registration statement or prospectus or statement of additional information for any Account, to the extent such notice is permissible under the law and the Trust’s selective disclosure policies and a determination is made by the Trust to mail such supplements to Trust’s shareholders. The Trust will cooperate with the Company so as to enable the Company to solicit proxies from Contract owners or to make changes to its prospectus, statement of additional information or registration statement, in an orderly manner. The Company will be seeking to combine mailings to Contract owners to reduce costs to the extent practicable.

ARTICLE V. Fees and Expenses

5.1 The Trust and the Underwriter shall pay no fee or other compensation to the Company under this Agreement, except that if the Trust or any Fund adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing, and such payments will be made out of existing fees otherwise payable to the Underwriter, past profits of the Underwriter, or other resources available to the Underwriter. No such payments shall be made directly by the Trust.

5.2 All expenses incident to performance by the Trust under this Agreement shall be paid by the Trust, except as otherwise provided herein. The Trust shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Trust, in accordance with applicable state laws prior to their sale. The Trust shall bear the expenses for the cost of registration and qualification of the Trust’s shares, preparation and filing of the Trust’s prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Trust’s shares.

5.3 The parties shall bear the expenses of printing the Trust’s prospectus, SAI and other documents and of distributing the Trust’s prospectus, SAI, proxy materials, and reports to Contract owners and prospective Contract owners as described in Section 3.1 through 3.3.

ARTICLE VI. Diversification and Qualification

6.1 The Trust represents and warrants that the Trust will invest the assets of each Designated Fund in such a manner as to ensure that the Contracts will be treated as annuity, endowment, or life insurance contracts, whichever is appropriate, under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder (or any successor provisions). Without limiting the scope of the foregoing, the Trust represents and warrants that each Designated Fund of the Trust will comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, and any amendments or other modifications or successor provisions to such Section or Regulations. In the event of a breach of this Article VI by the Trust, it will (a) take all reasonable steps to notify the Company of such breach and (b) immediately take all necessary steps to adequately diversify the Trust so as to achieve compliance within the grace period afforded by Regulation 1.817.5.

6.2 The Trust represents that each Designated Fund is or will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future. The Trust acknowledges that compliance with Subchapter M is an essential element of compliance with Section 817(h).

6.3 The Company represents that the Contracts are currently, and at the time of issuance shall be, treated as life insurance, endowment contracts, or annuity insurance contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Trust and the Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future. The Company agrees that any prospectus offering a contract that is a “modified endowment contract” as that term is defined in Section 7702A of the Code (or any successor or similar provision), shall identify such contract as a modified endowment contract.

ARTICLE VII. Potential Conflicts.

7.1 The Board will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Trust. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

7.2. The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded.

7.3 If it is determined by a majority of the Board, or a majority of its disinterested members, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1), withdrawing the assets allocable to some or all of the separate accounts from the Trust or any Fund and reinvesting such assets in a different investment medium, including (but not limited to) another Fund of the Trust, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2), establishing a new registered management investment company or managed separate account.

7.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, and until the end of that six month period the Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust.

7.5 If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust.

7.6 For purposes of Section 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contract if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

7.7 If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3. as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 3.6, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII. Indemnification

8.1	Indemnification By the Company

8.1(a). The Company agrees to indemnify and hold harmless the Trust and the Underwriter and each of their officers, trustees and directors and each person, if any, who controls the Trust or the Underwriter within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust’s shares or the Contracts and:

(i)

arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement, prospectus (which shall include an offering memorandum, if any), or statement of additional information (“SAI”) for the Contracts or contained in Sales Literature or Other Promotional Materials for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Trust for use in the Registration Statement, prospectus or SAI for the Contracts or in the Contracts or Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Trust not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its authorization or control, with respect to the sale or distribution of the Contracts or Trust shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus. SAI, or Sales Literature or Other Promotional Materials of the Trust or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Trust by or on behalf of the Company; or

(iv)

arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

8.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

8.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Company and the Company is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Company and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Trust shares or the Contracts or the operation of the Trust.

8.2	Indemnification by the Underwriter

8.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) (for purposes of this Section 8.2. collectively a “Loss”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust’s shares or the Contracts; and

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or SAI or Sales Literature or Other Promotional Materials of the Trust (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Trust by or on behalf of the Company for use in the Registration Statement or prospectus for the Trust or in Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or Sales Literature or Other Promotional Materials for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Trust or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Trust shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Trust or the Underwriter; or

(iv)

arise as a result of any material failure by the Trust or the Underwriter to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter;

as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

For purposes of this Section 8.2, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Trust or any Designated Fund to comply with the diversification and other qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

8.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

8.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Underwriter and the Underwriter is damaged solely as a result of failure to give such notice. In case any such action is brought against the Indemnified Party, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Underwriter to such party of the Underwriter’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Underwriter and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Underwriter and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Underwriter will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Underwriter agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8.2(d). The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

ARTICLE IX. Applicable Law and Other Provisions

9.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

9.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, any Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

9.3 Each party shall comply with any applicable anti-money laundering laws and regulations, including the relevant provisions of the USA PATRIOT Act (Pub. L. No. 107-56 (2001)).

9.4 Each party shall comply with any applicable privacy and notice provisions of 15 U.S.C. §§ 6801-6827 and any applicable regulations promulgated thereunder (including but not limited to 17 C.F.R. Part 248) as they may be amended.

9.5 Each party shall comply with any applicable provisions of the Foreign Account Tax Compliance Act (commonly known as FATCA) and any applicable regulations promulgated thereunder.

9.6 The Company acknowledges that, pursuant to Form 24f-2, a Designated Fund is not required to pay fees to the SEC for registration of its shares under the 1933 Act with respect to its shares issued to a separate account of an insurance company that is a unit investment trust that offers interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC (a “Registered Account”). The Company agrees to provide the Trust each year within 60 days of the end of the Trust’s fiscal year, or when reasonably requested by the Trust, information as to the number of shares purchased by a Registered Account investing in the Trust and any other Account the interests of which are not registered under the 1933 Act. The Company acknowledges that the Trust intends to rely on the information so provided and represents and warrants that such information shall be accurate.

ARTICLE X. Termination

10.1 This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party, for any reason with respect to some or all Designated Funds, by six (6) months’ advance written notice delivered to the other parties; or

(b)

termination by the Company by written notice to the Trust and the Underwriter with respect to any Designated Fund based upon the Company’s determination that shares of the Trust are not reasonably available to meet the requirements of the Contracts; provided that such termination shall apply only to the Designated Fund not reasonably available; or

(c)

termination by the Company by written notice to the Trust and the Underwriter in the event any of the Designated Fund’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)

termination by the Trust or Underwriter in the event that formal administrative proceedings are instituted against the Company by the FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Trust shares: provided, however, that the Trust or Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)

termination by the Company in the event that formal administrative proceedings are instituted against the Trust or Underwriter by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust or Underwriter to perform its obligations under this Agreement; or

(f)

termination by the Company by written notice to the Trust and the Underwriter with respect to any Designated Fund in the event that such Designated Fund ceases to qualify as a Regulated Investment Company under Subchapter M or fails to comply with the Section 817(h) diversification requirements specified in Article VI hereof, or if the Company reasonably believes that such Designated Fund may fail to so qualify or comply; or

(g)

termination by the Trust or Underwriter by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 6.3 hereof: or if the Trust or Underwriter reasonably believes that such Contracts may fail to so qualify; or

(h)

termination by either the Trust or the Underwriter by written notice to the Company, if either one or both of the Trust or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)	termination by the Company by written notice to the Trust and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Trust, the Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(k)

termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Fund of the Trust in accordance with the terms of the Contract, provided that the Company has given at least 45 days prior written notice to the Trust of the date of substitution; or

(l)	Pursuant to provisions of Article VII (“Potential Conflicts”) hereof.

10.2 Notwithstanding any termination of this Agreement, the Company shall upon the request of the Distributor or the Trust determine whether reasonable steps can be taken to remove the net assets of the Account from a Designated Fund in a timely manner.

10.3	Notice Requirement.

(a) No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice will set forth the basis for the termination.

(b) In the event that any termination of this Agreement is based upon the provisions of Article VII, such prior written notice will be given in advance of the effective date of termination as required by such provisions.

10.4 Effect of Termination. Notwithstanding any termination of this Agreement, and except as provided in Section 10.2, the Trust and the Underwriter shall, at the option of the Company, continue to make available additional shares of the Trust pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.4 shall not apply to any termination under Article VII and the effect of such Article VII termination shall be governed by Article VII of this Agreement. The parties further agree that this Section 10.4 shall not apply to any termination under Section 10.1(g) of this Agreement.

10.5 The Company shall not redeem Trust shares attributable to the Contracts (as opposed to Trust shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), or (iii) pursuant to the terms of a substitution order issued by the SEC pursuant to Section 26(c) of the 1940 Act or a no-action letter thereunder. Upon request, the Company will promptly furnish to the Trust and the Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Designated Fund that was otherwise available under the Contracts without first giving the Trust or the Underwriter 45 days notice of its intention to do so.

10.6 Notwithstanding any termination of this Agreement, each party’s obligation under Article VIII to indemnify the other parties shall survive. In addition, with respect to Existing Contracts, all provisions of this Agreement also will survive and not be affected by any termination of this Agreement.

ARTICLE XI. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust or the Underwriter:

John Hancock Variable Insurance Trust

John Hancock Distributors, LLC

John D. Danello

601 Congress Street

Boston, MA 02210

If to the Company:

TIAA-CREF Life Insurance Company

8500 Andrew Carnegie Blvd

Charlotte, North Carolina 28262

Attention: Ken Reitz, Esq. C2-08

ARTICLE XII. Miscellaneous

12.1 All persons dealing with the Trust must look solely to the property of the respective Designated Fund listed on Schedule A hereto as though such Designated Fund had separately contracted with the Company and the Underwriter for the enforcement of any claims against the Trust. The parties agree that neither the Board, Trustees, officers, agents or shareholders assume any personal liability or responsibility for obligations entered into by or on behalf of the Trust.

12.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain. Notwithstanding anything to the contrary in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

(a)

“Confidential Information” includes without limitation all information regarding the customers of the Company, the Trust, Underwriter or any of their subsidiaries, affiliates, or licensees, or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers, or any information derived therefrom;

(b)

Neither the Company, the Trust, Adviser or Underwriter may disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to the Company, the Trust, or Underwriter as set forth in this Agreement; and the Company, the Trust, and Underwriter agree to cause their employees, agents and representatives, or any other party to whom the Company, the Trust, or Underwriter may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose. The Company, the Trust and the Underwriter agree to maintain in confidence the other’s Confidential Information and limit access to said Confidential Information within their own organization to only those persons who need to know such Confidential Information. Each party will treat the Confidential Information of the others with at least the same degree of care they use to protect their own proprietary information, but no less than reasonable care under the circumstances;

(c)

The Company, the Trust, and Underwriter agree to implement appropriate measures designed to ensure the security and confidentiality of Confidential Information, to protect such Confidential Information against any anticipated threats or hazards to the security and integrity of such measures implemented to ensure the security and confidentiality of such Confidential Information, and to protect against unauthorized access to. or use of, Confidential Information that could result in substantial harm to any of the customers of the Company or any of its subsidiaries, affiliates or licensees or substantial harm to the Company, the Trust or to Underwriter; the Company, the Trust, and Underwriter further agree to cause all their respective agents, representatives or subcontractors, or any other party to whom they provide access to or disclose Confidential Information, to implement appropriate measures to meet the objectives set forth in this Section 12.2.

(d)

In the event the receiving party is required to disclose another party’s Confidential Information pursuant to a judicial or governmental order, such receiving party will promptly notify the disclosing party in writing in sufficient time to allow intervention in response to such an order.

(e)

No receiving party shall acquire any rights in or to the Confidential Information of another party, except the limited right to use the Confidential Information solely for the purposes set forth in this Agreement or as agreed upon in writing by the parties.

(f)

Each party hereto respectively agrees to be responsible for compliance with the terms of this Section 12.2 and acknowledges that a breach of any of the terms in this Section 12.2 by any of their employees, agents, affiliates or others acting on their behalf will be deemed a breach. Each party hereto shall notify the other party upon discovery of any unauthorized use or disclosure of such party’s Confidential Information or any other breach of this Section 12.2 and will cooperate in every reasonable way to help the other regain possession of its Confidential Information and prevent its further unauthorized use. Each party hereto acknowledges that a party, because of the nature of its Confidential Information, would suffer irreparable harm in the event of a material breach of the provisions of this Section 12.2 in that monetary damages would be inadequate to compensate for such a breach, and that in the event of any material breach or threatened material breach by a party of any such provisions, the non-breaching party shall be entitled, in addition to such other legal or equitable remedies which might be available, to seek preliminary or temporary injunctive relief in any court of competent jurisdiction against the threatened material breach or continuation of any such material breach without showing or proving any actual damages sustained by it. If the non-breaching party prevails against the breaching party in any action brought to enjoin a material breach or threatened breach of this Section 12.2, it shall be entitled to reasonable attorney’s fees and costs in connection with such legal proceeding.

(g)	Each party hereto agrees that the terms of this Section 12.2 shall survive the termination or cancellation of this Agreement.

12.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the New York Department of Financial Services with any information or reports in connection with services provided under this Agreement which it may request in order to ascertain whether the variable contract operations of the Company are being conducted in a manner consistent with New York variable annuity laws and regulations and any other applicable law or regulations.

12.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.8 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

12.9 The schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference. The parties to this Agreement may agree in writing to amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Account or the Designated Funds of the Trust or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:	TIAA-CREF LIFE INSURANCE COMPANY

By its authorized officer

By:
	Title:	Vice President
	Date:	12-1-2014

TRUST:	JOHN HANCOCK VARIABLE INSURANCE TRUST

By its authorized officer

By:
	Title:	Vice President
	Date:	12-2-2014

UNDERWRITER:	JOHN HANCOCK DISTRIBUTORS LLC

By its authorized officer

By:
	Title:	Chief Financial Officer
	Date:	12/3/2014

SCHEDULE A

Name of Separate Account and Date Established by Board of Directors	Contracts Funded by Separate Account	Designated Funds
TIAA-CREF Life Separate Account VA-1 July 27, 1998	Intelligent Variable Annuity	Emerging Markets Value Trust – Class NAV

TIAA-CREF Life Separate Account VLI-1 May 23, 2001	Intelligent Life VUL	Emerging Markets Value Trust – Class NAV
Intelligent Life Survivorship VUL

TIAA-CREF Life Separate Account VLI-2 November 15, 2011	M Intelligent VUL	Emerging Markets Value Trust – Class NAV
M Intelligent Survivorship VUL

SCHEDULE B

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

A.	Agreement to Provide Shareholder Information.

The Company agrees to provide the Trust or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all Shareholders of the account, and the amount and date of every purchase, redemption, transfer, and exchange of Shares held through the Account during the period covered by the request. Unless otherwise specifically requested by the Trust or its designee, the Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

B.	Form of and Period Covered by a Request.

The Trust agrees to provide to the Company a written request including the TIN, if known, or any other identifying factor that would provide assistance in determining the identity of the Shareholder(s). Requests to provide such information shall set forth the specific period for which transaction information is sought. Unless otherwise agreed to by the Company, any such request will not cover a period of more than 90 consecutive Business Days.

C.	Form and Timing of Response.

The Company agrees to provide promptly upon request by the Trust or its designee the requested information specified in Section A. If requested by the Trust or its designee, the Company agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section A is itself a financial intermediary (“indirect intermediary”) and, upon further request by the Trust or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section A for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Trust. The Company shall promptly inform the Trust or its designee whether it plans to provide such information or restrict trading. A response required by this paragraph must be in writing and in a mutually agreed upon format. To the extent practical, the format for any transaction information provided should be consistent with the NSCC Standardized Data Reporting Format.

D.	Agreement to Restrict Trading.

The Company agrees to execute written instructions from the Trust or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Trust or its designee as having engaged in violations of the Trust’s frequent trading policy. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including the length of time such restriction shall remain in place. If the TIN, ITIN, GII or specific individual Contract owner number or participant account number associated with the Shareholder is not known, then the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Unless otherwise directed by the Trust, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.

The Company agrees to execute instructions to restrict trading as soon as reasonably practical, but not later than five (5) Business Days after receipt of such instructions.

The Company will provide written confirmation to the Trust or its designee that instructions from the Trust to restrict trading have been executed. The Company will provide such confirmation as soon as reasonably practical, but not later than ten (10) Business Days after instructions have been executed.

E.	Limitation on Use of Information.

The Trust agrees not to use the information received from the Company for marketing or any other similar purpose without prior written consent of the Company. The Trust agrees to keep any non-public information furnished by the Intermediary confidential consistent with the Trust’s then current privacy policy, except as necessary to comply with federal, state, or local laws, rules, or other applicable legal requirements.

F.	Short Term Trading Policy.

The Company represents that it has established a short-term trading policy that it believes is reasonably designed to prevent market timing and short-term (or excessive) trading in the Funds. The Company agrees to cooperate with the Trust in monitoring purchase, exchange and redemption orders by Contract owners in order to detect and prevent market timing and short-term or excessive trading in the Funds

G.	Definitions.

The term “Trust” is any open-end mutual Trust and includes the Trust’s principal underwriter and transfer agent. The term does not include any “excepted Trusts” as defined in Rule 22c-2(b) under the 1940 Act.

The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Trust under the 1940 Act that are held by the Company.

The term “Shareholder” means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Trust, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Trust as a result of “dollar cost averaging” programs. Company-approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in contract value pursuant to a Contract death benefit; (iv) step-ups in contract value pursuant to a Contract living benefit; (v) allocation of assets to the Trust through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Trust, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Trust as a result of annuity payouts, loans, systematic withdrawal programs. Company-approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Trust as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term “writing” includes electronic writing and facsimile transmissions.

SCHEDULE C

If a Trust determines that corrective action is necessary with respect to any of the Accounts or the Contracts as a result of an error in the computation of the net asset value of its shares, dividend or capital gain errors (“Price Error”), Underwriter will immediately notify Company of the Price Error. The materiality of an incorrect price will be determined with reference to applicable SEC guidance. Underwriter may provide notice of a Price Error via facsimile or via direct or indirect systems access and shall state the incorrect price, the correct price and, to the extent communicated to the Trusts’ other shareholders, the reason for the price change. Underwriter will also communicate to Company the amount and nature of any changes to Underwriter’s records with respect to an Account made in order to correct a Price Error. The Company shall adjust all Contract owners’ accounts effect by the Price Error and such loss incurred by those Contract owners owed additional shares shall be offset by the gain in Contract owners’ accounts who received excess shares. Upon receipt of reasonable documentation verifying such losses, Underwriter shall reimburse the Account with the appropriate number of additional shares. In the event of an overpayment to a Contract owner as a result of any error, Company will make a good faith attempt to the extent practicable and permitted by law to collect such overpayment on behalf of, and return such overpayment to, Underwriter, provided that Company is not responsible for any losses to the Trust resulting from such overpayments.

Compensating the Company for its Expenses. Underwriter shall promptly pay for systems and out of pocket costs (including preparing and mailing revised statements) up to $10,000 for each Price Error occurrence; provided, the Company provides a full accounting of expenses and uses its best efforts to mitigate all expenses; and provided further, such cap shall be applied in the aggregate across all agreements between the Company and its affiliates.